CALIFORNIA ISO

California Independent
System Operator

Ancillary Services Redesign Prioritization

California ISO
Market Redesign Stakeholder Meeting

December 14, 1998

PROPOSED EVALUATION CRITERIA

- A summary of proposed criteria is shown below. They incorporate and address the concerns and suggestions brought up at the stakeholder market redesign meeting held November 18. The proposed criteria, in no particular order of importance, are as follows:

  * 1. Clearly solve or mitigate a major problem;
  * 2. Consistent with reliable operation of system;
  3. Cost of implementation;
  * 4. Assigns costs based on causation
  5. Consistent with FERC direction
  6. Effective product design and definition, including
     a. Transparency
     b. Clear rules for purchase, sale, and use of the product
     c. Compliance and monitoring of the quality and reliability of the product
     d. Relationship to other products and markets, including other control areas
     e. Simplicity and clarity;
  * 7. Enhancement of market participation and supplies; and
  8. Impact on individual market participants and stakeholder groups.

  * Used to select high priority items.

ITEMS LEFT OFF THIS LIST AND WHY

1.	Simultaneous Provision of Regulating and Contingency Reserves	Low priority - ALJ ruling
22/23.	Product/Geographical Differentiation	BEEP automation, RIG, multiple ramp rates
24.	Incentives for more accurate scheduling	More reporting requirements. No required accountability.
25	Unresolved issues	
29.	Call Contracts	Votes were medium. Comments were generally negative
30.	Energy settlements for regulation	Covered in 6./18.

PROPOSED ELEMENTS OF ANCILLARY SERVICE REDESIGN Modified at 12/14/98 Stakeholder Meeting

- The items marked with an (H) are candidates for highest priority implementation. All others items are expected to be included in the long term project. 1=high, ~1=almost high, 2=medium, ~2=almost medium, 3=low

H		2.	Min-Max - Move to separate forum
H	2	3.	Multiple Ramp Rates
H	~2	4.	Split BEEP Stack
H	~1	5./17.	Automated BEEP / Scheduling Improvements
		6./18.	Ramping requirement, load following and reg energy payment option
H	1	7.	Inter-SC Ancillary Service Trades (Current Phase II)
	2	8.	Cong/ASM Integration (relates to 28, 14, 11, 12)
		11.	A/S Import limits; and import of regulation
		12.	Firm Imports preserved with regard to A/S obligations
H	1	13.	Ability to bid and self-provide from same unit (Current Phase II)
H	2	14.	Use of non-firm exports for non-spin and replacement reserves
H	1	15.	Simultaneous Auction (not product substitution)
H	1	16./31.	Use of replacement reserves and proper cost recovery
		19.	Black Start
		20.	Voltage Support
H	1	21.	Demand participation and aggregation
H	~1	26.	Reg up/Reg down priced separately
		27.	Buy Back of A/S
H	2	28.	A/S Exports (necessary but not ready for July 1 implementation)
		32.	Energy of RMR A/S (who pays, PTOs or SCs?)
		33.	A/S procurement in Real Time